Exhibit 99.1

Asyst Technologies Announces Public Offering of Common Stock

FREMONT, Calif.—(BUSINESS WIRE)—Nov. 12, 2003—Asyst Technologies, Inc. (Nasdaq:ASYT — News) today announced that it plans to publicly offer 6,000,000 shares of its common stock pursuant to an effective registration statement previously filed with the Securities and Exchange Commission. Asyst also intends to grant to the underwriters in connection with the offering an option to purchase up to an additional 900,000 shares of common stock. All of the shares are being sold by Asyst. Citigroup and Merrill Lynch & Co. are acting as the joint book-running managers for the offering, together with U.S. Bancorp Piper Jaffray and Adams, Harkness & Hill, Inc.

The securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement is final. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Copies of the preliminary prospectus supplement can be obtained from the Prospectus Departments of Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, Brooklyn, NY 11220, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, NY 10080, or from Asyst (Attention: Investor Relations Department, Asyst Technologies, Inc., 48761 Kato Road, Fremont, CA 94538, phone (510) 661-5000).

About Asyst Technologies

Asyst Technologies, Inc. provides integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs.

This news release contains forward-looking statements regarding expectations as to the completion, timing and size of any public offering. A number of risks and uncertainties could cause actual events to differ from the company’s expectations indicated by these forward-looking statements. These risks include reaching agreement as to the terms of the offering with the underwriters, successful completion of the offering and other risks addressed in the company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K filed and its Quarterly Reports on Form 10-Q.

Contact:
    Asyst Technologies, Inc.
    John Swenson, 510-661-5000 (VP, Investor Relations)

Source: Asyst Technologies, Inc.